SUB-ITEM 77C

Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset Mortgage Defined Opportunity Fund Inc. was held on April 28, 2017, for the purpose of considering and voting upon the election of Directors.


Election of directors

The following table provides information concerning the matter voted upon at the meeting:

Nominees  		Votes For 	Votes Withheld
Carol L. Colman		9,258,783		81,242
Daniel P. Cronin	9,244,649		95,376
Paolo M. Cucchi		9,217,900	       122,125